Exhibit 99.1

FOR IMMEDIATE RELEASE

September 30, 2021

Columbia Banking System Announces Increased Regular Cash Dividend of $0.30

TACOMA, Washington—Columbia Banking System, Inc. (“Columbia” NASDAQ: COLB) announced today that a quarterly cash dividend of $0.30 per common share will be paid on October 27, 2021 to shareholders of record as of the close of business on October 13, 2021. This is an increase from the prior quarterly dividend of $0.28 per share.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. The bank has been named one of Puget Sound Business Journal’s “Washington’s Best Workplaces,” more than 10 times and was ranked #1 in Customer Satisfaction with Retail Banking in the Northwest region by J.D. Power in the 2020 U.S. Retail Banking Satisfaction Study. Columbia was named the #1 bank in the Northwest on the Forbes 2020 list of “America’s Best Banks” marking nearly 10 consecutive years on the publication’s list of top financial institutions. More information about Columbia can be found on its website at www.columbiabank.com.

About Bank of Commerce

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce (the “Bank”). The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the wine region north of San Francisco. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investor Relations Contact:

InvestorRelations@columbiabank.com

253-471-4065